Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

Subject to Completion

Preliminary Term Sheet dated August 19, 2011

The notes are being issued by Barclays Bank PLC (“Barclays”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-8 of product supplement STEPS-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.000	$
Underwriting discount (2)	$0.175	$
Proceeds, before expenses, to Barclays Bank PLC	$9.825	$

(1)	Plus accrued interest from the Settlement Date, if settlement occurs after that date.
(2)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.125 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.825 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, settlement date, maturity date, interest payment dates, or Valuation Date will occur is subject to change.

Merrill Lynch & Co.
August , 2011

Units STEP Income Securities® Linked to the Common Stock of Caterpillar Inc., due September , 2012 $10 principal amount per unit Term Sheet No. Barclays Bank PLC Pricing Date* August , 2011 Settlement Date* September , 2011 Maturity Date* September , 2012 CUSIP No. STEP Income Securities® The notes have a maturity of approximately one year and one week Interest payable quarterly at the rate of 8% per year Potential Step Payment at maturity of 1% to 5% per unit if the closing price of the common stock of Caterpillar Inc. (the “Underlying Stock”) on the Valuation Date is greater than or equal to the Step Level, which will be 108% of the Starting Value 1-for-1 downside exposure to any decrease in the price of the Underlying Stock below the Threshold Value, with up to 95% of the principal amount at risk Payments on the notes, including the payment of the Redemption Amount at maturity, are subject to the credit risk of Barclays Bank PLC No listing on any securities exchange The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction Enhanced Income

Summary

The STEP Income Securities® Linked to the Common Stock of Caterpillar Inc., due September     , 2012 (the “notes”), are senior unsecured debt securities issued by Barclays Bank PLC. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any interest payments or any repayment of principal, will be subject to the credit risk of Barclays. The notes provide quarterly interest payments and, if the Ending Value of the Underlying Stock (as defined below) is at or above the Step Level, an additional payment per unit at maturity (the “Step Payment”). If the Ending Value of the Underlying Stock is less than the Step Level, the amount you will receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit. If the Ending Value of the Underlying Stock is less than the Threshold Value, the Redemption Amount will be based on the percentage decrease in the price of the Underlying Stock from the Starting Value to the Ending Value below the Threshold Value. Investors must be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes if the Ending Value is below the Threshold Value. Investors also must be willing to accept that no Step Payment will be payable on the maturity date if the Ending Value of the Underlying Stock is below the Step Level and be willing to lose up to 95% of their principal if the Ending Value is below the Threshold Value.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the product supplement STEPS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of Caterpillar Inc. (the “Underlying Company”) (NYSE symbol: CAT)
Starting Value:	The Volume Weighted Average Price on the pricing date
Volume Weighted Average Price:

Absent a determination of manifest error, the volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier
Valuation Date:

The fifth scheduled trading day immediately prior to the maturity date, determined as of the pricing date, subject to postponement as described on page S-19 of product supplement STEPS-1 if a Market Disruption Event occurs on the scheduled Valuation Date.

Interest:

The notes will bear interest at the rate of 8% of the Original Offering Price per year. We will pay interest on the notes in cash, quarterly in arrears on December     , 2011, March     , 2012, June     , 2012, and the Maturity Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Each interest payment will include interest accrued from, and including, the settlement date or the most recent interest payment date for which interest has been paid or provided for, as the case may be, to, but excluding that interest payment date.

Step Payment:

If the Ending Value is greater than or equal to the Step Level, you will receive an additional payment at maturity equal to 1% to 5% of the Original Offering Price per unit (or $0.10 to $0.50 per unit). The actual Step Payment will be determined on the pricing date.

Step Level:	108% of the Starting Value (rounded to two decimal places)
Threshold Value:	95% of the Starting Value (rounded to two decimal places)
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-22 of product supplement STEPS-1
Joint Calculation Agents:	Barclays and MLPF&S
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) determined as follows:

STEP Income Securities®	TS-2

Hypothetical Redemption Amounts

Set forth below are four hypothetical examples of Redemption Amount calculations. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Payment, and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These hypothetical examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 95.00 (equal to 95% of the Starting Value);

3)	a Step Level of 108.00 (equal to 108% of the Starting Value);

4)	a Step Payment equal to 3% of the Original Offering Price per unit (the midpoint of the range of 1% and 5%) if the Ending Value is greater than or equal to the Step Level;

5)	a term of the notes of approximately one year and one week, the expected duration of the notes; and

6)	interest payable quarterly in arrears at the rate of 8% of the Original Offering Price per unit per year (in each case, with the final interest payment on the notes being made on the Maturity Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent the expected actual Starting Value for the Underlying Stock. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section, beginning on page TS-8.

Example 1

The Ending Value is 115.00 (115% of the Starting Value)

The Ending Value of the Underlying Stock is greater than the Step Level. Consequently, in addition to the quarterly interest payments (represented in yellow below), you will receive on the maturity date the principal amount of your notes plus the 3.00% Step Payment (represented in orange below). The Redemption Amount per unit on the maturity date will therefore be equal to $10.30 per unit ($10.00 plus the Step Payment of $0.30 per unit).

Example 2

The Ending Value is 105.00 (105% of the Starting Value)

The Ending Value of the Underlying Stock is greater than the Starting Value but below the Step Level. Consequently, you will receive the quarterly interest payments (represented in yellow below), but you will not receive the Step Payment on the maturity date. The Redemption Amount per unit on the maturity date will therefore be equal to $10.00.

STEP Income Securities®	TS-3

Example 3

The Ending Value is 96.00 (96% of the Starting Value)

The Ending Value of the Underlying Stock is less than the Starting Value, but is above the Threshold Value. Consequently, you will receive the quarterly interest payments (represented in yellow below), but you will not receive the Step Payment on the maturity date. Because the Ending Value is not less than the Threshold Value, the Redemption Amount per unit on the maturity date will therefore be equal to $10.00.

Example 4

The Ending Value is 80.00 (80% of the Starting Value)

The Ending Value of the Underlying Stock is less than the Starting Value and the Threshold Value. Consequently, you will receive only the quarterly interest payments (represented in yellow below). You will not receive the Step Payment on the maturity date, and you will participate in the decrease of the value of the Underlying Stock in excess of the Threshold Value. The Redemption Amount per unit will equal:

$10 –	[	$10 ×	(95.00 – 80.00)	]	= $8.50
100.00

On the maturity date, you will receive the Redemption Amount per unit of $8.50.

STEP Income Securities®	TS-4

Summary of the Hypothetical Examples	Example 1	Example 2

The Ending Value is greater than or equal to the Starting Value and…	…the Ending Value is greater than or equal to the Step Level	…the Ending Value is less than the Step Level

Starting Value	100.00	100.00

Ending Value	115.00	105.00

Step Level	108.00	108.00

Threshold Value	95.00	95.00

Interest Rate (per annum)	8.00%	8.00%

Step Payment	3.00%	0.00%

Redemption Amount per Unit	$10.30	$10.00

Total Return of the Underlying Stock (1)	17.14%	7.14%

Total Return on the Notes (2)	11.11%	8.11%

Summary of the Hypothetical Examples	Example 3	Example 4

The Ending Value is less than the Starting Value and…	…the Ending Value is greater than or equal to the Threshold Value	…the Ending Value is less than the Threshold Value

Starting Value	100.00	100.00

Ending Value	96.00	80.00

Step Level	108.00	108.00

Threshold Value	95.00	95.00

Interest Rate (per annum)	8.00%	8.00%

Step Payment	0.00%	0.00%

Redemption Amount per Unit	$10.00	$8.50

Total Return of the Underlying Stock (1)	-1.86%	-17.86%

Total Return on the Notes (2)	8.11%	-6.89%

(1)	The total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;

(b)	a constant dividend yield of 2.10% per annum; and

(c)	no transaction fees or expenses.

(2)	The total return on the notes includes interest paid on the notes and assumes a term of the notes of approximately one year and one week, the expected duration of the notes.

STEP Income Securities®	TS-5

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STEPS-1 and page S-6 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment will result in a loss if the Ending Value is less than the Threshold Value; there is no guaranteed return of principal.

▪	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level on the Valuation Date.

▪	Your return, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the Underlying Stock.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪

The costs of developing, hedging, and distributing the notes described on page TS-7 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result the price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for your notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Underlying Stock.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will not have the rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪

While we, MLPF&S, and our respective affiliates may hold securities of the Underlying Company from time to time, we, MLPF&S and our respective affiliates do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of the Underlying Stock may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities, and those of MLPF&S, relating to the Underlying Company may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-22 of product supplement STEPS-1.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement STEPS-1.

Other Terms of the Notes

Business Day

The following definition shall supersede and replace the definition of a “Business Day” set forth on page S-18 of the product supplement STEPS-1:

A “Business Day” means any day other than a day on which banking institutions in New York, New York, or London, England are authorized or required by law, regulation, or executive order to close.

STEP Income Securities®	TS-6

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing price of the Underlying Stock on the Valuation Date will be greater than or equal to the Step Level.

▪	You seek interest payments on your investment.

▪	You are willing to accept that the maximum return on the notes is limited to the sum of the quarterly interest payments and the Step Payment, if any.

▪

You accept that your investment will result in a loss, which could be significant, if the closing price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value, or that the price of the Underlying Stock will increase from the Starting Value to the Ending Value, but will not reach the Step Level.

▪	You anticipate that the price of the Underlying Stock will increase substantially from the Starting Value to the Ending Value and do not want a payment at maturity that is limited to the Step Payment.

▪	You seek principal protection or preservation of capital.

▪	In addition to interest payments, you seek an additional guaranteed return at a premium above the principal amount of the notes.

▪	You seek to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution and Role of MLPF&S

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from hedging transactions may be more or less than this amount. In entering into hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-17 in product supplement STEPS-1.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

STEP Income Securities®	TS-7

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company designs, manufactures and markets machinery, engines and other related parts for use in construction, mining, agriculture, and forestry. It provides product and parts financing services, and distributes its products internationally through a worldwide organization of dealers.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 18230.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor MLPF&S nor any of our respective affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “CAT”.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock from the first quarter of 2006 through August 17, 2011. The closing prices listed below were obtained from publicly available information at Bloomberg L.P. without independent verification, rounded to two decimal places. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease from the Starting Value to a level that is less than the Threshold Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase such that you will receive the Step Payment on the maturity date.

		High ($)	Low ($)
2006	First Quarter	76.26	57.80
	Second Quarter	81.14	66.32
	Third Quarter	74.77	62.77
	Fourth Quarter	69.93	59.00

2007	First Quarter	68.21	58.17
	Second Quarter	82.49	66.35
	Third Quarter	86.98	72.64
	Fourth Quarter	82.51	67.83

2008	First Quarter	78.29	62.47
	Second Quarter	85.28	73.75
	Third Quarter	74.98	59.60
	Fourth Quarter	56.95	32.78

2009	First Quarter	46.91	22.17
	Second Quarter	40.00	28.99
	Third Quarter	54.34	30.29
	Fourth Quarter	60.40	48.83

2010	First Quarter	64.13	50.78
	Second Quarter	71.65	55.83
	Third Quarter	79.99	59.18
	Fourth Quarter	94.63	77.27

2011	First Quarter	111.53	92.75
	Second Quarter	115.41	95.44
	Third Quarter (through August 17, 2011)	111.63	82.60

STEP Income Securities®	TS-8

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-31 of product supplement STEPS-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement STEPS-1, this section applies to you only if you are a U.S. holder (as defined in product supplement STEPS-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement STEPS-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid income-bearing cash-settled executory contract with respect to the Underlying Stock. If your notes are so treated, you will likely be taxed on the periodic interest payments as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes and you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time (other than amounts attributable to a periodic interest payment, which will likely be treated as ordinary income) and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Any character mismatch arising from your inclusion of ordinary income and capital loss (if any) upon the sale or maturity of your notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement STEPS-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect. Other alternative treatments for your notes may also be possible under current law. For example, it is possible that your notes could be treated as an investment unit consisting of an executory contract in respect of the Underlying Stock and a debt instrument, in which case a portion of the periodic interest payments that you receive could be taxable as ordinary interest income and a portion could be treated as payments to you in respect of the executory contract, to be accounted for as additional proceeds from the ultimate sale or maturity of the executory contract.

For a further discussion of the tax treatment of your notes as well as other possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement STEPS-1 and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to Notes—Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page S-13 of product supplement STEPS-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

STEP Income Securities®	TS-9

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEPS-1 dated June 9, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511161969/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

“STEP Income Securities®” and “STEPS®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

STEP Income Securities®	TS-10